EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
LDR Holding Corporation:

We consent to the use of our reports dated February 22, 2016, with respect to the consolidated balance sheets of LDR Holding Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2015, and related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.
/s/ KPMG LLP

Austin, Texas
February 22, 2016